Exhibit 5.3

2000 Market Street, 20th Floor

Philadelphia, PA 19103-3222

Tel 215.299.2000  Fax 215.299.2150

www.foxrothschild.com

February 11, 2014

First Data Corporation

5565 Glenridge Connector, N.E.

Suite 2000

Atlanta, Georgia 30342

Ladies and Gentlemen:

We have acted as special Pennsylvania counsel to TELECHECK PITTSBURGH/WEST VIRGINIA, INC. (the “PA Guarantor”) and special Florida counsel to First Data Merchant Services Corporation and PaySys International, Inc. (the “Florida Guarantors” and, together with the PA Guarantor, the “Guarantors”), in connection with the proposed issuance by First Data Corporation, a Delaware corporation (the “Issuer”), of up to (i) $785,000,000 aggregate principal amount of its 11.25% Senior Notes due 2021 (the “11.25% Notes”), (ii) $815,000,000 aggregate principal amount of its 10.625% Senior Notes due 2021 (the “10.625% Notes”) and (iii) $2,475,000,000 aggregate principal amount of its 11.75% Senior Subordinated Notes due 2021 (the 11.75% Notes”) (collectively, the “Exchange Notes”) and the issuance by each of the Guarantors of its guarantees (the “Exchange Guarantees”) with respect to the Exchange Notes, registered under the Securities Act of 1933, as amended (the “Securities Act”), in exchange for a like principal amount of the Issuer’s outstanding 11.25% Senior Notes due 2021, 10.625% Senior Notes due 2021 and 11.75% Senior Subordinated Notes due 2021 and their related guarantees, which have not been so registered (the “Exchange Offer”).

The Exchange Notes and the Exchange Guarantees will be issued under indentures dated as of (i) February 13, 2013 with respect to the 11.25% Notes, (ii) April 10, 2013 with respect to the 10.625 Notes and (iii) May 30, 2013 with respect to the 11.75% Notes (as supplemented by a First Supplemental Indenture dated as of November 19, 2013 and a Second Supplemental Indenture dated as of January 6, 2014) (collectively, the “Indentures”), among the Issuer, the Guarantors, the other guarantors party to the Indentures and The Bank of Wells Fargo Bank, National Association, as trustee.  This opinion is furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act.

In rendering our opinions expressed below, we have examined and relied upon originals (or copies certified or otherwise identified to our satisfaction as being true reproductions of originals) of (i) an executed copy of each Indenture and (ii) such other documents, agreements, corporate records and other instruments, and have made such other investigations, as we have deemed necessary as a basis for the opinions expressed herein.  In our examination, we have assumed (i) the genuineness of all signatures, (ii) the authenticity of all documents submitted to us as originals, (iii) the legal capacity of natural persons executing such documents, (iv) the authenticity and conformity to original documents of documents submitted to us as certified photostatic, facsimile or electronically transmitted copies, (v) the completeness and accuracy of all corporate records provided to us and (vi) that the resolutions of each of the Guarantors provided to us are in full force and effect and have not been amended, rescinded or superseded.  We have also relied, as to all questions of fact material to this opinion, upon (i) certificates of public officials and officers of the Guarantors and (ii) representations made to us by one or more officers or employees of the Guarantors.  We have not conducted any independent investigation of, or attempted to verify independently, such factual matters.

“Pennsylvania Law” means the laws of the Commonwealth of Pennsylvania that a Pennsylvania lawyer exercising customary professional diligence would reasonably be expected to recognize as being applicable to the PA Guarantor, the Indentures or the Exchange Guarantees; provided that “Pennsylvania Law” does not include any statute, rule, regulation, ordinance, order or other promulgation of any regional or local governmental body or as to any related judicial or administrative decision.

“Florida Law” means the laws of the State of Florida that a Florida lawyer exercising customary professional diligence would reasonably be expected to recognize as being applicable to the Florida Guarantors, the Indentures or the Exchange Guarantees; provided that “Florida Law” does not include any statute, rule, regulation, ordinance, order or other promulgation of any regional or local governmental body or as to any related judicial or administrative decision.

Our opinion herein is limited to the effect on the subject transactions of Pennsylvania Law as in effect on the date hereof with respect to any opinions relating to the PA Guarantor and Florida Law as in effect on the date hereof with respect to any opinions relating to the Florida Guarantors.  We note that the Exchange Guarantees and the Indentures are governed by New York Law.  We disclaim any obligation to advise you of any change in law or subsequent developments in law or changes in facts or circumstances which might affect any matters or opinions set forth herein.  We assume no responsibility regarding the applicability to such transactions, or the effect thereon, of the laws of any other jurisdiction.

In rendering our opinion, we express no opinion herein as to the applicability or effect of any fraudulent transfer or similar law on the Indentures and the Exchange Guarantees or the transactions contemplated thereby.

Based upon and subject to the foregoing and the additional qualifications set forth herein, we are of the opinion that:

1.             Each Indenture has been duly authorized, executed and delivered by each of the Guarantors.

2.             Each Exchange Guarantee of each of the Guarantors has been duly authorized and issued by the respective Guarantor.

3.             Neither the execution and delivery of each Indenture and each of the Exchange Guarantees by the PA Guarantor nor the performance of the obligations of the PA Guarantor under the terms thereof violates Pennsylvania Law.

4.             Neither the execution and delivery of each Indenture and each of the Exchange Guarantees by each of the Florida Guarantors nor the performance of the obligations of the Florida Guarantors under the terms thereof violates Florida Law.

We hereby consent to the filing of this opinion with the Securities and Exchange Commission (the “Commission”) as an exhibit to the Registration Statement on Form S-4, as amended (the “Registration Statement”) filed by the Issuer and the Guarantors with the Commission relating to the Exchange Offers in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act and to the reference to our firm contained under the heading “Legal Matters” in the prospectus included therein. In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.  We understand and agree that Simpson Thacher & Bartlett LLP may rely upon this opinion as if it were an addressee hereof for the purpose of providing the opinion to be delivered by such firm in connection with the Registration Statement; provided, however, that no other person or entity may rely upon this provision.

We are opining only as to the matters expressly set forth herein, and no opinion should be inferred as to any other matters including without limitation any opinions as to the enforceability of any of the Indentures or any of the Exchange Guarantees.  This opinion is provided to you as a legal opinion only and not as a guaranty or warranty of the matters discussed herein.

Very truly yours,

/s/ Fox Rothschild LLP